Exhibit 99.3

CONSENT OF LADENBURG THALMANN & CO., INC.

We hereby consent to: (i) the inclusion of our opinion letter, dated April 17, 2017, addressed to the Board of Directors of Nivalis Therapeutics, Inc. (“Nivalis”) as Annex B to the Proxy Statement/Prospectus/Information Statement, which forms a part of the Registration Statement on Form S-4 of Nivalis relating to the proposed merger (the “Merger”) of Nautilus Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nivalis (“Merger Sub”), with and into Alpine Immune Sciences, Inc., a Delaware corporation (“Alpine”), with Alpine becoming a wholly owned subsidiary of Nivalis and the surviving corporation of the Merger; and (ii) the references to such opinion in such Proxy Statement/Prospectus/Information Statement under the headings “Summary — Opinion of the Nivalis Financial Advisor,” “The Merger — Background of the Merger — Historical background for Nivalis,” “The Merger — Nivalis Reasons for the Merger” and “The Merger – Opinion of the Nivalis Financial Advisor.” Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Ladenburg Thalmann & Co., Inc. LADENBURG THALMANN & CO., INC.

New York, New York

May 18, 2017